Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
Anaren Microwave, Inc.:

We consent to incorporation by reference in the registration statement for the Anaren Microwave, Inc. 2001 Restricted Stock Grants on Form S-8 of Anaren Microwave, Inc. of our report dated July 28, 2000, relating to the consolidated balance sheets of Anaren Microwave, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 annual report on Form 10-K of Anaren Microwave, Inc.

                                                                    /s/ KPMG LLP

December 20, 2000
Syracuse, New York